EXHIBIT 21

AMBASE CORPORATION
SUBSIDIARY LISTING
AS OF DECEMBER 31, 2018

Name	Jurisdiction in Which Organized	Percentage Voting Securities Owned By Immediate Parent
AmBase Corporation	Delaware	N/A
111 West 57th Investment LLC	Delaware	100%

Note:  Interrelationships shown by indentation with 100% ownership unless otherwise indicated.